UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2009

WIFIMED HOLDINGS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49707	58-2412118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 RiverEdge Parkway Suite GL 100A Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 770-919-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 - Unregistered Sales of Equity Securities

On March 13, the Company concluded three transactions that resulted in the sale of unregistered securities.  About a month earlier, the Company concluded a confidential settlement agreement that also resulted in the sale of unregistered securities.  These transactions are not related to one another, and none of them is deemed by the Company to be a material definitive agreement within the meaning of Section 1 of Form 8-K.  However, they do in aggregate exceed 5% of the number of shares outstanding of the class of equity securities sold, and therefore trigger, under Item 3.02(b), the obligation to report such sales prior to the filing of the Company’s 10-K report.

The Company entered into an Amendment to Employment Agreement with its president and CEO, Gregory D. Vacca that resulted in the award and delivery to Mr. Vacca of five million (5,000,000) shares of the Company’s common stock on March 13, 2009.  Pursuant to a proposal by Mr. Vacca made to (and accepted in principle by) the Company’s Board of Directors (the “Board”) on or about February 9, 2009, Mr. Vacca and the Company agreed that Mr. Vacca would be paid 2,500,000 shares of unregistered common stock in exchange for his forgiveness of $25,000 due but then-unpaid in compensation owed pursuant to the terms of the employment agreement entered into by the Company and Mr. Vacca effective on or about October 15, 2007.  Mr. Vacca also agreed, in recognition of the economic environment and current financial circumstances, and as part of an effort to demonstrate his commitment to the Company, to reduce his claim for back pay, including bonus pay, by an additional $50,000 for no additional consideration.  In addition, the Company also agreed to provide Mr. Vacca 2,500,000 shares of unregistered common stock in exchange for his forgiveness of $25,000 debt in connection with the non-payment by the Company and its subsidiaries of reimbursable business expenses.

The Company and its financial advisor, Principal Capital Group, Inc. (“PCG”), entered into an amendment on March 13, 2009 to their existing engagement agreement pursuant to which the Company paid 5 million shares of the Company’s common stock to PCG.  The Company and PCG agreed to amend their agreement to provide that 2,500,000 of such shares would be deemed the final installment of the retainer for expenses, and the remaining 2,500,000 of such shares would be deemed a credit (valued at $0.03 per share) against certain cash payments due to PCG in the event that certain funding transactions close.  Pursuant to the amendment, if no qualified funding transactions close within six months, those shares will be forfeited.

Also effective March 13, 2009, the Company paid 2,750,000 shares of the Company’s common stock to Mr. Steven K. Eckert in two related transactions pursuant to which (a) the Company’s wholly-owned subsidiary EncounterPRO Healthcare Resources, Inc. (“EHRI”) purchased certain assets and acquired certain obligations of Clinical Solutions, Inc., and (b) Mr. Eckert and EHRI entered into an amendment to a promissory note evidencing a debt of approximately $53,000 owed by EHRI to Mr. Eckert.  Pursuant to the terms of the amendment, the maturity date of the promissory note is extended for about five months, and the amounts owed by EHRI to Mr. Eckert are reduced (pursuant to a formula specified in the amendment) in the event that the Company’s stock appreciates in value in the 30 days prior to the new maturity date.  The acquisition of assets and obligations of Clinical Solutions, Inc. does not meet the standards of materiality for purposes of Section 1 of Form 8-K, nor does such purchase qualify as the acquisition of a “business” under the guidance of Rule 11-01(d) of Regulation S-X.  Moreover, even if such  acquisition were deemed the acquisition of a “business,” the purchase does not approach meeting the 20% threshold requiring disclosure of financial statements pursuant to Rule 3-05(b)(2) of Regulation S-X.  Mr. Eckert is the President and principal shareholder of Clinical Solutions, Inc.

The Company entered into a confidential settlement with James D. Copenhaver and Carolyn J. Copenhaver concerning the Copenhavers’ claims against the Company effective February 9, 2009.  Pursuant to the agreement, the Company provided three million unregistered shares of the Company's common stock to Mr. Copenhaver, which shares are forfeitable under certain conditions described in the confidential settlement agreement.

With respect to each of these transactions, the issuances of the shares in were exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) the Act. The shares issued have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company shall furnish a copy of any omitted schedule or exhibit to the Commission upon request.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 18, 2009

WiFiMed Holdings Company, Inc.

Registrant

By:	/s/ Gregory D. Vacca
Gregory D. Vacca President and CEO